Clever Leaves Announces Preliminary Fourth Quarter and Full Year 2021 Results
and Introduces 2022 Outlook

Performance Delivers on 2021 Outlook and Provides Solid Foundation for 2022

2022 Outlook and Strategic Growth Objectives Reflect Ramping Commercialization Opportunities Within Core Global Markets

BOCA RATON, FL, February 9, 2022 – Clever Leaves Holdings Inc. (NASDAQ: CLVR, CLVRW) (“Clever Leaves” or the “Company”), a leading multinational operator and licensed producer of pharmaceutical-grade cannabinoids, today announced its preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2021, along with its 2022 outlook.

Preliminary Unaudited Financial Results

Fourth Quarter 2021 Financial Estimates vs. Same Year-Ago Quarter:
•Revenue is expected to increase 25% to approximately $4.2 million compared to $3.3 million.
•Gross profit is expected to increase 5% to approximately $2.4 million compared to $2.3 million, with a gross margin of approximately 56.8% compared to 67.9%.
•Net loss is expected to range between approximately $17.1 million and $17.5 million compared to $0.9 million.
•Adjusted EBITDA (a non-GAAP number defined and reconciled herein) is expected to range between approximately $(7.3) million and $(7.7) million compared to $(6.3) million.
•At December 31, 2021, the Company’s cash, cash equivalents, and restricted cash are expected to be approximately $37 million compared to $79.5 million.
Full Year 2021 Financial Estimates vs. 2020:
•Revenue is expected to increase 27% to approximately $15.4 million compared to $12.1 million.
•Gross profit is expected to increase 28% to approximately $9.5 million compared to $7.4 million, with a gross margin of approximately 61.7% compared to 61.2%.
•Net loss is expected to range between approximately $38.8 million and $39.2 million compared to $25.9 million.
•Adjusted EBITDA is expected to range between approximately $(24.4) million and $(24.8) million compared to $(23.3) million.
“Our preliminary results demonstrate continued progress on our strategic objectives, providing a solid foundation for Clever Leaves in 2022,” said Kyle Detwiler, CEO of Clever Leaves. “We generated strong revenue growth year-over-year and maintained our prudent approach to cost management, which allowed us to drive continued margin benefits for the full year. We have executed on the milestone targets provided in our revised 2021 outlook, and I am proud of our team’s relentless dedication to sustaining production efficiencies and advancing our distribution efforts across key international markets.”

The financial data presented above are preliminary unaudited estimates (or, for certain metrics, estimated ranges) with respect to certain of the Company’s fourth quarter and full year ended December 31, 2021 results based on currently available information. These estimates were prepared by management in good faith based upon internal reporting for the quarter and full year ended December 31, 2021. Although the Company has not identified any unusual or unique events or trends that occurred during the period which might materially affect these estimates, the financial close process and review are not yet complete and, as a result, the Company’s final results upon completion of its closing process may vary from these estimates or be outside the estimated ranges provided. The Company’s independent registered public accounting firm, BDO Canada LLP, has not audited, reviewed, compiled or performed any procedures on this preliminary financial data. You should not place undue reliance on this preliminary estimated financial information and should review the Company’s full financial results for the fourth quarter and full year ended December 31, 2021 when available.
Clever Leaves expects to report its fourth quarter and full year ended December 31, 2021 results, and provide additional operational updates, in March 2022.

Preliminary 2022 Outlook and Strategic Growth Objectives

Following on the operational and commercial progress Clever Leaves has made throughout 2021, the Company expects full year 2022 revenue to range between $20 million and $25 million, with a gross margin of between 50% and 55%. This revenue range reflects an estimated increase in cannabinoid revenue of between two times and five times 2021 cannabinoid revenue. Clever Leaves also expects adjusted EBITDA to range between $(23) million and $(20) million. The Company expects approximately $2 million to $3 million of annual capital expenditures, representing an estimated 70% reduction compared to 2021.

In support of these full year financial targets, the Company has conducted a review of its operations to streamline the organization and reduce expenses in a manner that aims to minimize the commercial impact. The Company has already made several changes, including workforce reductions, elimination of non-core programs, and postponement of sales or product development associated with longer-lead time commercial opportunities or geographies. The Company continues to evaluate its cash resources and need for additional capital, while focusing on generating cash through reducing working capital. The Company believes it is positioned to benefit from the completion of the capital-intensive phase of its growth by focusing on gaining commercial contracts, and improving its margins.

As a result of this review, the Company has identified the following strategic growth objectives and key regions of focus for 2022:

•Australia: Capitalize on early traction with expansion of flower products and scale and secure additional extract sales agreements.
•Germany: Commence full commercial launch for the IQANNA flower brand, initiate sales of products through extract B2B partnerships, and activate import path for flower from our Portugal operation.
•Brazil: Activate sales agreements for products that have recently received regulatory approval and complete approval for other key products.
•Israel: Scale existing relationships for APIs and secure a large commercial-scale partnership for flower.
•United States: Commercially launch first CBD brand, JoySol.
•Colombia: Continue preparation for first flower sales, pending passage of final government resolutions.
Detwiler continued: “As we progress through 2022, we are working toward several commercial and regulatory milestones, which, if achieved, we expect will result in increased cannabinoid sales. Several regulatory or customer approval processes that were hampered by the pandemic now appear to be progressing. Having completed both construction and licensing on our Portugal cultivation expansion ahead of schedule in 2021, we are nearing completion on our capex cycle, which we believe positions us to maintain our disciplined approach to capital deployments. On the commercial front, our 2022 revenue expectations include the benefit from the cannabinoid product approvals we have obtained in Brazil. In 2022, we plan to continue our focus on ramping our existing supply partnerships and deepening our foothold within several international cannabis markets we believe have high potential.

To support our continued work on activating our commercial pipeline, we have identified six key strategic goals on which to focus our efforts in 2022. As of last month, we have already achieved progress on our first goal, having announced our entrance into the U.S. consumer CBD market with the launch of JoySol. In Germany, we continue to make progress towards commencing our full distribution of IQANNA following a successful soft launch of the product in the third quarter of 2021, and we are nearing several commercial and business development milestones with other B2B partnerships. We remain attentive to how regulatory standards evolve in the German market and across all of our core markets, particularly as we monitor product approvals in Brazil and the status of Colombia’s resolutions dictating the timing and regulations surrounding dried flower exports. In Brazil, after lengthy product registration work to comply with strict pharmaceutical product registration protocols, we have seen a few of our partners receive special marketing authorization for cannabis products, which is one of the last milestones to accomplish before a partner can move to commercial-scale orders.

In Australia and Israel, we plan to continue working to ramp our existing supply agreements and grow our presence within these markets. With the gradual progress we have made in each market over the past year, we seek to maintain close collaborations with our current supply partners and identify additional commercial opportunities. While our work to achieve Clever Leaves’ long-term vision remains ongoing, we believe our efforts to steadily execute on these objectives will continue to strengthen our commercial partnerships and overall presence within the global cannabinoid supply chain.”

For more information about our fourth-quarter and full year 2021 performance and 2022 outlook, please see our Investor Presentation, dated February 9, 2022, which is available on our website.

About Clever Leaves Holdings Inc.
Clever Leaves is a multinational cannabis company with an emphasis on ecologically sustainable, large-scale cultivation and pharmaceutical-grade cannabinoid processing as the cornerstones of its global cannabis business. With operations and investments in the United States, Canada, Colombia, Germany and Portugal, Clever Leaves has created an effective distribution network and global footprint, with a foundation built upon capital efficiency and rapid growth. Clever Leaves aims to be one of the industry’s leading global cannabis companies recognized for its principles, people, and performance while fostering a healthier global community. Clever Leaves has received multiple international certifications that have enabled it to increase its export and sales capacity from its Colombian operations, including European Union Good Manufacturing Practices (EU GMP) Certification, a Good Manufacturing Practices (GMP) Certification by Colombia National Food and Drug Surveillance Institute - Invima, and Good Agricultural and Collecting Practices (GACP) Certification. Clever Leaves was granted a license in Portugal from Infarmed – the Portuguese health authority – which allows Clever Leaves to cultivate, import and export dry flower for medicinal and research purposes. In addition, the Portuguese operation was also granted by Control Union Certifications to be compliant with GACP and GAP from EMEA and WHO, as well as with CUMCS – G.A.P.

For more information, visit https://cleverleaves.com/en/home/ and follow Clever Leaves on Twitter and LinkedIn.
Non-GAAP Financial Measures
In this press release, Clever Leaves refers to certain non-GAAP financial measures including Adjusted EBITDA. Adjusted EBITDA does not have a standardized meaning prescribed by GAAP and is therefore unlikely to be comparable to similar measures presented by other companies. Adjusted EBITDA is defined as income/loss from continuing operations before interest, taxes, depreciation, amortization, share-based compensation expense, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, gain/loss on remeasurement of warrant liability, and miscellaneous expenses. Adjusted EBITDA also excludes the impact of certain non-recurring items that are not directly attributable to the underlying operating performance. Clever Leaves considers Adjusted EBITDA to be a meaningful indicator of the performance of its core business. Adjusted EBITDA should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of Adjusted EBITDA to the most directly comparable U.S. GAAP measure, see the relevant schedules provided with this press release. We have not reconciled forward-looking Adjusted EBITDA to its comparable GAAP financial measure because we could not produce the corresponding GAAP financial measure by the date of this press release without unreasonable effort.

Forward-Looking Statements
This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “opportunity,” “outlook,” “pipeline,” “plan,” “predict,” “potential,” “projected,” “seek,” “seem,” “should,” “will,” “would” and similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements as well as our outlook for 2022 are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Important factors that may affect actual results or the achievability of the Company’s expectations include, but are not limited to: (i) expectations with respect to future operating and financial performance and growth, including if or when Clever Leaves will become profitable; (ii) Clever Leaves’ ability to execute its business plans and strategy (including its goals in its six key markets) and to receive regulatory approvals; (iii) Clever Leaves’ ability to capitalize on expected market opportunities, including the timing and extent to which cannabis is legalized in various jurisdictions; (iv) global economic and business conditions; (v) geopolitical events, natural disasters, acts of God and pandemics, including the economic and operational disruptions and other effects of COVID-19 such as the global supply chain crisis, travel restrictions, delays or disruptions to physical shipments (including outright bans on imported products), delays in issuing licenses and permits, delays in hiring necessary personnel to carry out sales, cultivation and other tasks, and financial pressures upon Clever Leaves and its customers; (vi) regulatory developments in key markets for the company's products, including international regulatory agency coordination and increased quality standards imposed by certain health regulatory agencies, and failure to otherwise comply with laws and regulations; (vii) uncertainty with respect to the requirements applicable to certain cannabis products as well as the permissibility of sample shipments, and other risks and uncertainties; (viii) consumer, legislative, and regulatory sentiment or perception regarding Clever Leaves’ products; (ix) lack of regulatory approval and market acceptance of Clever Leaves’ new products, which may impede our ability to successfully commercialize our CBD brand in the United States; (x) the extent to which Clever Leaves’ is able to monetize its existing THC market quota within Colombia; (xi) demand for Clever Leaves’ products and Clever Leaves’ ability to meet demand for its products and negotiate agreements with existing and new customers, including the sales agreements identified as a part of our 2022 strategic growth objectives; (xii) developing product enhancements and formulations with commercial value and appeal; (xiii) product liability claims exposure; (xiv) lack of a history and experience operating a business on a large scale and across multiple jurisdictions; (xv) limited experience operating as a public company; (xvi) changes in currency exchange rates and interest rates; (xvii) weather and agricultural conditions and their impact on the Company’s cultivation and construction plans, (xviii) Clever Leaves’ ability to hire and retain skilled personnel in the jurisdictions where it operates; (xix) Clever Leaves’ rapid growth, including growth in personnel; (xx) Clever Leaves’ ability to remediate a material weakness in its internal control cover financial reporting and to develop and maintain effective internal and disclosure controls; (xxi) potential litigation; (xxiii) access to additional financing; and (xxiv) completion of our construction initiatives on time and on budget. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Clever Leaves’ most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning Clever Leaves and attributable to Clever Leaves or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Clever Leaves expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Clever Leaves Investor Inquiries:
Cody Slach or Jackie Keshner
Gateway Investor Relations
+1-949-574-3860
CLVR@gatewayir.com

Clever Leaves Press Contacts:
McKenna Miller
KCSA Strategic Communications
+1-347-487-6197
mmiller@kcsa.com

Diana Sigüenza
Strategic Communications Director
+57-310-236-8830
diana.siguenza@cleverleaves.com

Clever Leaves Commercial Inquiries:
Andrew Miller
Vice President Sales - EMEA, North America, and Asia-Pacific
+1-416-817-1336
andrew.miller@cleverleaves.com